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                                                                      Exhibit 99


                                  PRESS RELEASE

RCPI TRUST
FOR IMMEDIATE RELEASE
Date: December 21, 2000

It was announced today that an investment partnership between Tishman Speyer Properties and the Crown Family of Chicago has agreed to acquire the interests of its partners in Rockefeller Center for a property valuation of $1.85 Billion. It is anticipated that the transfer of title will occur in spring of 2001.

According to Daniel Neidich, the Chairman of the Whitehall Fund, the current 50% owner of the property, "Rockefeller Center was placed on the market earlier this year to allow the investors to realize the appreciation created by the redevelopment of this landmark complex since its acquisition in July, 1996. In the final analysis, Tishman Speyer, which was part of the original investment partnership and the manager of the property, possessed the requisite experience with the property and confidence in its future potential to meet the seller's price expectation."

Jerry I. Speyer, the President and Chief Executive Officer of Tishman Speyer Properties, said "Rockefeller Center is that singular real estate asset which has transcended time to become one of the country's enduring architectural and cultural treasures. We are proud of what we have accomplished with our partners over the past four years and look forward to continuing our stewardship of one of the world's great landmarks."

In 1996, a partnership was formed by the Whitehall Fund, David Rockefeller, the Niarchos and Agnelli family interests, and Tishman Speyer Crown Equities. Since its acquisition, the 10 landmark properties have undergone extensive restoration and upgrades. The office vacancy currently is less than 1%. For the first time in its history, Rockefeller Center is a prominent shopping location; over 70 new retailers have been added, including the flagship stores of Banana Republic, Sephora, J Crew, Kenneth Cole and Nautica as well as the NBC Experience. Madison Square Garden/Cablevision, the new operator of the Radio City Music Hall, completed a $70 million renovation of this famous 6,000 seat theater. Christie's now has its American headquarters and state of the art auction facility at 20 Rockefeller Plaza. The famed Rainbow Room which is now operated by the Cipriani family has also been restored to its original luster. New restaurants around the skating rink were added by Restaurant Associates and a new Medi restaurant will open this spring.

Henry Paulson, the President and Chief Executive Officer of Goldman Sachs said "We are pleased to have played a major role in the redevelopment of Rockefeller Center. We are confident Tishman Speyer's continuing role will assure that the property will retain its preeminence as one of the country's outstanding real estate developments."

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